Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

August 12, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES RECORD OPERATING INCOME FOR
THE 2005 SECOND QUARTER AND SIX-MONTH PERIODS
AND NINTH CONSECUTIVE PROFITABLE QUARTER

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq SC: “IPII”) announced today the results of operations for the quarter and six months ended June 30, 2005.

Net sales for the second quarter were $17,443,000, compared to $14,795,000 for the same period in 2004, an increase of 17.9%. The Company generated operating income of $1,722,000, for the second quarter of 2005, compared to $1,430,000 for the same period in 2004. Net income for the second quarter of 2005 was $1,011,000, or $.40 per diluted share, compared to $974,000 or $.40 per diluted share for the second quarter of 2004.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “The Company continued its strong performance with its ninth consecutive profitable quarter. We are pleased to report that operating income for the second quarter of this year increased 20.4% over the same period in 2004, the highest level of operating income in the past 25 years. The net income and earnings per share comparisons for the second quarter in 2005, compared to the same quarter in 2004, was impacted by a significantly lower income tax rate of approximately 26.5% in 2004 (due to utilization of income tax credits primarily related to the payment during the period of the Company’s former Appraisal Rights Obligations), as compared to a more typical 35.9% tax rate for the same quarter this year.”

Operating income for the first six months of 2005 was $3,107,000, compared to $2,150,000 for the same period last year, an increase of 44.5%. Net sales for the six months ended June 30, 2005 were $34,035,000 compared to $26,718,000 in 2004, an increase of 27.4%. For the six months ended June 30, 2005, the Company derived net income of $1,842,000, or $.73 per diluted share, compared to $1,336,000, or $.56 per diluted share, for the same period in 2004, despite lower income tax rates in 2004 compared to 2005.

The second quarter and six month results reflect continuing strong industry demand for the Company’s products principally because of the on-going underlying strength in the housing and construction markets in the Company’s trade area. The significant increase in pre-tax profits during the 2005 periods was primarily attributable to productivity improvements arising from various cost control initiatives, in combination with the effect of increased sales in 2005 compared to 2004.

Mr. Ponce also stated: “The Company is encouraged by the construction industry’s prospects for the balance of the year, which in turn should provide continuing strength in product demand for the Company’s products. Our Company’s key focus remains on increasing sales and improving earnings through productivity gains. We believe the Company’s recent strategic and

Page 2 of News Release dated August 12, 2005

operational initiatives, evidenced by the completion of a major plant modernization program for our manufacturing facility located in Winter Springs (greater Orlando area), Florida, the opening of a new distribution facility in St. Augustine, Florida in the second quarter of this year, the previously announced sale of certain manufacturing assets and distribution agreement with Degussa Wall Systems, Inc., will ultimately result in greater operating efficiencies and better growth opportunities for the Company and enhance the opportunity for future increases in sales and profits.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”. The Company assumes no obligation to up-date forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$34,035,000	$26,718,000	$17,443,000	$14,795,000

Income before taxes	$2,902,000	$1,957,000	$1,576,000	$1,325,000
Income tax expense	(1,060,000)	(621,000)	(565,000)	(351,000)

Net income	$1,842,000	$1,336,000	$1,011,000	$974,000

Basic income per share	$.77	$.58	$.42	$.42
Diluted income per share	$.73	$.56	$.40	$.40

Basic weighted average shares outstanding	2,400,000	2,314,000	2,430,000	2,320,000
Diluted weighted average shares outstanding	2,518,000	2,384,000	2,530,000	2,406,000